Exhibit 99.1
For Immediate Release:	Contact: Julie S. Ryland
Monday, June 6, 2005	205-326-8421

ENERGEN INCREASES 2006 HEDGE POSITION
Raises Earnings Guidance Range to $2.55-$2.75 per Diluted Share

BIRMINGHAM, Ala -- Energen Corporation (NYSE:EGN) announced today that it has added to its 2006 hedge position and, as a result, is raising its earnings guidance for 2006 to a new range of $2.55-$2.75 per diluted share. [The Company's prior guidance range, adjusted for the Company's 2-for-1 stock split on June 1, was $2.50-$2.60 per diluted share].

Energen Adds 2006 Hedges

The Company has hedged an additional 5 billion cubic feet (Bcf) of its 2006 natural gas production at a NYMEX price of $7.50 per thousand cubic feet (Mcf) and 360,000 barrels of its 2006 sour oil production at a NYMEX-equivalent price of $55.21 per barrel. The new gas and oil hedges are spread equally throughout the year.

Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation, utilizes derivative hedge instruments to help mitigate the negative earnings impact of commodity price volatility.

Energen Resources' total natural gas hedge position for 2006 now stands at approximately 22.7 Bcf at an average NYMEX-equivalent price of $6.99 per Mcf; the Company's total oil hedge position for 2006 is now approximately 1.8 million barrels (MMBbl) at an average NYMEX-equivalent price of $47.85 per barrel.

Energen Raises 2006 Earnings Guidance

With additional uncertainty associated with commodity prices removed from Energen's earnings outlook for 2006, the Company raised its guidance for the year to a range of $2.55-$2.75 per diluted share.

Embedded in Energen's 2006 earnings guidance is the assumption that average NYMEX prices applicable to its unhedged natural gas and oil production will average $6.15 per Mcf and $35 per barrel, respectively. The assumed average price for unhedged natural gas liquids (NGL) production in 2006 is approximately 58 cents per gallon.

"Our 2006 price assumptions leave a lot of potential for commodity price-driven earnings upside given that current 2006 strip prices are approximately $56 per barrel for oil and $7.50 per Mcf for natural gas," said Mike Warren, Energen's chairman and chief executive officer.

Also included in the Company's 2006 guidance is an estimated 8 cents per diluted share from unidentified oil and gas property acquisitions of approximately $200 million each in the fourth quarters of 2005 and 2006.

Energen Resources' total current hedge position with respect to its estimated 2006 production is as follows:

Commodity	Hedge Vols.	Estimated 2006 Production		% Hedged		NYMEX-equiv. price
Natural Gas	22.7 Bcf	65.3 Bcf*	58.4 Bcf**	35%*	39%**	$6.99 per Mcf
Oil	1,800 MBbl	3,800 MBbl*	3,450 MBbl**	48%*	52%**	$47.85 per barrel
NGL	30.2 MMgal	86.6 MMgal*	79.7 MMgal**	35%*	38%**	$0.56 per gallon
* With unidentified 4th quarter acquisition in 2005 and 2006 ** Without unidentified 4th quarter acquisition in 2005 and 2006
Energen Resources' 2006 natural gas hedge position by hedge type is as follows:
Hedge Type		Volumes (Bcf)	Assumed Basis Difference		Price/Mcf (NYMEX equiv)
San Juan Basin-specific		17.6	$0.80		$6.84
NYMEX Hedges		5.0	NA		$7.50
Energen Resources' 2006 oil hedge position by hedge type is as follows:
Hedge Type	Volumes (MBbl)			Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	360			--	$37.12
Sour Oil (WTS)	1,440			$4.11	$50.54

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Estimated Impact of Commodity Price Changes on 2006 Earnings

While there are many factors that affect Energen Resources' financial results, the largest influences typically are the commodity prices applicable to the company's unhedged production. The Company's guidance for 2006 earnings assumes that NYMEX prices applicable to Energen Resources' unhedged production in 2006 will average $6.15 per Mcf for gas and $35 per barrel for oil and that NGL prices will average approximately 58 cents per gallon.

Given Energen Resources' current hedge position for 2006 and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), the sensitivities to pricing changes applicable to Energen's earnings guidance for 2006 are as follows:

  Every 10-cent change in the average NYMEX price of gas from $6.15 per Mcf represents an estimated net income impact of approximately $1,825,000 (2.5 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $35 per barrel represents an estimated net income impact of approximately $865,000 (1.2 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.58 per gallon represents an estimated net income impact of approximately $250,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.